LEGG MASON PARTNERS EQUITY TRUST

Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust

(Effective as of August 9, 2007)

WHEREAS, the Trustee(s) of the Trust, acting pursuant to Section 4.9 of the Declaration, desire to divide the Shares of the Trust into 34 Series;

NOW THEREFORE, the Trustee(s) of the Trust do hereby establish and designate the following Series of the Trust, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Legg Mason Partners Aggressive Growth Fund

2.	Legg Mason Partners All Cap Fund

3.	Legg Mason Partners Appreciation Fund

4.	Legg Mason Partners Balanced Fund

5.	Legg Mason Partners Capital and Income Fund

6.	Legg Mason Partners Capital Fund

7.	Legg Mason Partners Classic Values Fund

8.	Legg Mason Partners Convertible Fund

9.	Legg Mason Partners Diversified Large Cap Growth Fund

10.	Legg Mason Partners Dividend Strategy Fund

11.	Legg Mason Partners Emerging Markets Equity Fund

12.	Legg Mason Partners Equity Fund

13.	Legg Mason Partners Financial Services Fund

14.	Legg Mason Partners Fundamental Value Fund

15.	Legg Mason Partners Global Equity Fund

16.	Legg Mason Partners International All Cap Opportunity Fund

17.	Legg Mason Partners Investors Value Fund

18.	Legg Mason Partners Large Cap Growth Fund

19.	Legg Mason Partners Large Cap Value Fund

20.	Legg Mason Partners Lifestyle Allocation 100%

21.	Legg Mason Partners Lifestyle Allocation 85%

22.	Legg Mason Partners Lifestyle Allocation 70%

23.	Legg Mason Partners Lifestyle Allocation 50%

24.	Legg Mason Partners Lifestyle Allocation 30%

25.	Legg Mason Partners Lifestyle Income Fund

26.	Legg Mason Partners Mid Cap Core Fund

27.	Legg Mason Partners S&P 500 Index Fund

28.	Legg Mason Partners Small Cap Core Fund

29.	Legg Mason Partners Small Cap Growth Fund

30.	Legg Mason Partners Small Cap Growth Fund I

31.	Legg Mason Partners Small Cap Growth Opportunities Fund

32.	Legg Mason Partners Small Cap Value Fund

33.	Legg Mason Partners Social Awareness Fund

34.	Legg Mason Partners 130/30 U.S. Large Cap Equity Fund

1. Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege , (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.